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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                       FORM 8-K


                                    CURRENT REPORT
        PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

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          Date of Report (Date of earliest event reported):  March 31, 1998

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                                  NASH-FINCH COMPANY
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                (Exact name of registrant as specified in its charter)



        Delaware                       0-785                 41-0431960
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(State of Incorporation)            (Commission           (I.R.S. Employer
                                    File Number)          Identification No.)



               7600 France Avenue South, Minneapolis, Minnesota  55440
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             (Address of principal executive offices)          (Zip Code)



         Registrant's telephone number, including area code:  (612) 832-0534
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ITEM 5.  OTHER EVENTS.

     On March 31, 1998, the registrant issued a press release announcing its intention to commence a private offering of Senior Subordinated Notes, as follows:

NASH FINCH TO OFFER $150 MILLION OF
SENIOR SUBORDINATED NOTES DUE 2008

     MINNEAPOLIS, March 31 -- Nash Finch Company (Nasdaq: NAFC) today announced that it intends to make an unregistered offering of $150 million principal amount of Senior Subordinated Notes due 2008. The offering will be made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and is expected to close in late April 1998. The net proceeds from the sale of the Notes will be applied to reduce borrowings under the Company's revolving credit facility. Revolving credit borrowings were increased in the first quarter of fiscal 1998 to prepay senior unsecured notes bearing interest at rates ranging from 8.38% to 10.90% and to pay related prepayment premiums. As a result, the Company expects to extend the maturity of its outstanding debt and achieve greater financial and operating flexibility. Amounts repaid under the revolving credit facility will be available for reborrowing.

     The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration under federal and state securities laws.

     Nash Finch Company is one of the largest food wholesalers in the country, supplying products to affiliated and independent supermarkets, other independent retailers and military bases in approximately 30 states. The Company also owns and operates supermarkets, warehouse stores and mass merchandise stores, and a produce marketing subsidiary in California.


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                                      SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          NASH-FINCH COMPANY
                                             (Registrant)



Dated:  April 3, 1998               By    /s/ Norman R. Soland
                                       --------------------------------
                                          Norman R. Soland,
                                          Vice President, Secretary and
                                          General Counsel


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